EXHIBIT 99.1

SOUTHERN MICHIGAN BANCORP, INC.
51 West Pearl Street
Coldwater, Michigan 49036

FOR IMMEDIATE RELEASE
CONTACT:  John H. Castle, CEO
(517) 279-5500

SOUTHERN MICHIGAN BANCORP, INC. INCREASES QUARTERLY DIVIDEND

Coldwater, Michigan, December 21, 2012: Southern Michigan Bancorp, Inc. (OTCBB: SOMC) declared a quarterly dividend of $0.12 per share, an increase of $0.03 per share over the October 2012 cash dividend payment of $0.09 per share. The dividend is payable on January 25, 2013 to shareholders of record January 11, 2013.

With this fourth quarter dividend, total cash dividends for the four quarters ending December 31, 2012 will amount to $0.37 per share, up from $0.22 per share for the same period one year ago, an increase of 68.2%. The new annualized dividend rate is $0.48 per share.

John H. Castle, Chairman and Chief Executive Officer of Southern Michigan Bancorp, Inc., stated, "continued improvement in asset quality, profitability, and balance sheet metrics have all contributed to the increase in our quarterly cash dividend. In determining the appropriate level of shareholder dividends, the Board considers recent and prospective operating performance, capital levels, payout ratios, and other company-wide risks."

Southern Michigan Bancorp, Inc. is a bank holding company headquartered in Coldwater, Michigan. Its subsidiary bank, Southern Michigan Bank & Trust, has 15 branches within Branch, Calhoun, Hillsdale and St. Joseph Counties and provides a broad range of consumer, business and wealth management services throughout the region. For more information, please visit the Southern Michigan Bank & Trust website, www.smb-t.com.

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This press release contains forward-looking statements that are based on management's beliefs, assumptions, current expectations, estimates and projections about the financial services industry, the economy, and Southern Michigan Bancorp, Inc. Although we currently expect to continue to pay a quarterly cash dividend, each future dividend will be considered and declared by the board of directors in its discretion. Whether the board of directors continues to declare dividends depends on a number of factors, including our future financial condition and profitability. Forward-looking statements are based upon current beliefs and expectations and involve substantial risks, uncertainties and assumptions ("risk factors"), which could cause actual results to differ materially from those expressed or implied by such forward-looking statements. We undertake no obligation to update or revise our forward-looking statements to reflect developments that occur or information obtained after the date of this report.